Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KALVISTA PHARMACEUTICALS, INC.

KalVista Pharmaceuticals, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.
That the name of this Corporation is KalVista Pharmaceuticals, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on March 26, 2004 under the name Sentrx Surgical, Inc.. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on December 19, 2012 under the name Carbylan Biosurgery, Inc. and a Certificate of Amendment on March 7, 2014 under the name Carbylan Biosurgery, Inc. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on April 14, 2015. The Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment on November 21, 2016. The Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment on November 21, 2016 under the name Carbylan Therapeutics, Inc., as amended (the “Restated Charter”).
2.
Amendment to Article X.

(a) Article X of the Restated Charter is hereby amended and restated in its entirety as follows:

“ARTICLE X

To the fullest extent permitted by law, neither a director of the Corporation nor an officer of the corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

The rights conferred upon the applicable persons in this Article X shall be contract rights that vest at the time of such person’s service to or at the request of the Corporation and such rights shall continue as to such person who has ceased to be a director, officer, trustee, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article X, shall eliminate, reduce or otherwise adversely affect this Article X in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of such an inconsistent provision.”

3. That the foregoing amendment was duly adopted by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the General Corporation Law and was approved by the holders of the requisite number of shares of capital stock of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 26th day of September, 2023.

By: /s/ Benjamin L. Palleiko

Name: Benjamin L. Palleiko

Title: President, Chief Business Officer and Chief Financial Officer